Exhibit 14.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Representations and Warranties" in the Agreement and Plan of Reorganization in the Prospectus/Proxy Statement, dated June 18, 1999, in this Registration Statement (File No. 33-45753), of Federated Income Securities Trust with respect to the Federated Intermediate Income Fund (a portfolio of Federated Income Securities Trust).

We also consent to the incorporation by reference of our report dated June 19, 1998, with respect to the financial statements and financial highlights of the Federated Intermediate Income Fund for the year ended April 30, 1998 in the Statement of Additional Information included in this Registration Statement.

By:  /s/ Ernst & Young LLP

ERNST & YOUNG LLP

Boston, Massachusetts
May 6, 1999